SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMUNICATIONS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0957999
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive
Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.05 par value	The NASDAQ Stock Market, Inc.

If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check then following box: ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant’s Securities to be Registered.

A description of the Company’s Common Stock, $0.05 par value per share, is incorporated herein by reference to the Form S-1 Registration Statement of the Company dated June 17, 1983, Registration No. 2-84100.

In addition, each share of the Company’s Common Stock includes a right, under certain circumstances, to purchase from the Company one one-hundredth (1/100) of a share of Series A Junior Participating Preferred Stock, no par value (the “Preferred Stock”), at a price of $65 per one one-hundredth of a share (each a “Right” and collectively “Rights”) that the Board of Directors of the Company authorized for issuance on October 26, 1999. The description and terms of the Rights are set forth in a Rights Agreement dated as of October 26, 1999 (the “Rights Agreement”) between the Company and Norwest Bank Minnesota, N.A., as Rights Agent. Until the Distribution Date (as hereafter defined), the Rights transfer with and only as shares of Common Stock transfer, and the Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be issued to holders of record of the Common Stock as of the close of business on the Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

A Distribution Date for the Rights will occur upon the earlier of ten days following (i) a public announcement that, without the prior consent of the Board of Directors, a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of voting securities having 16.5% or more of the voting power of the Company (the “Stock Acquisition Date”), or (ii) the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group and related persons having beneficial ownership of voting securities having 16.5% or more of the voting power of the Company. If not distributed, the Rights will expire on October 26, 2009 unless earlier redeemed by the Company in accordance with the terms of the Rights.

Further information regarding the Rights and the Preferred Stock is set forth in the Company’s Form 8-A Registration Statement filed on November 8, 1999 as SEC File Number 000-10355, which Registration Statement is incorporated by reference herein.

Item 2.   Exhibits.

Articles of Incorporation, as amended and restated to date	Filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed on December 31, 1989, incorporated herein by reference

By-laws	Filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed on December 31, 1989, incorporated herein by reference

Form of Rights Agreement, dated as of October 26, 1999 between the company and Wells Fargo Bank Minnesota, National Association	Filed as Exhibit 1 to the Company’s Form 8-A on November 8, 1999 and incorporated herein by reference

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

Dated: June 2, 2008	By:	/s/ David T. McGraw
	Its:	Chief Financial Officer